Filed Pursuant To Rule 433

Registration No. 333-217785

August 17, 2017

SPDR® ETF Options Report

INVESTMENT PROFESSIONAL USE ONLY
July 2017

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
SPY	SPDR S&P500 ETF Trust	58,828,496	2,021,908	774,719	1,247,189	6,340,431	15,116,950
XLF	Financial Select Sector SPDR Fund	50,543,680	109,291	55,211	54,080	1,788,912	2,325,023
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	16,495,193	116,503	38,672	77,831	820,977	2,109,929
XLE	Energy Select Sector SPDR Fund	14,395,357	45,710	21,807	23,903	550,468	790,734
XLP	Consumer Staples Select Sector SPDR Fund	11,074,134	6,691	1,869	4,822	106,312	402,826
XLU	Utilities Select Sector SPDR Fund	10,429,408	24,324	9,917	14,407	326,336	671,176
XLK	Technology Select Sector SPDR Fund	9,502,546	18,730	7,264	11,466	164,374	481,699
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	9,081,650	4,255	1,968	2,287	41,212	101,622
XLI	Industrial Select Sector SPDR Fund	8,948,090	7,887	2,289	5,598	101,237	201,535
XLV	Health Care Select Sector SPDR Fund	6,873,451	15,036	8,617	6,419	126,254	164,950
GLD®	SPDR Gold Shares®	5,989,091	112,913	69,124	43,789	2,306,930	1,015,289
XRT	SPDR S&P Retail ETF	4,635,004	12,735	3,639	9,096	98,185	180,287
KRE	SPDR S&P Regional Banking ETF	4,285,788	14,601	5,878	8,723	218,063	176,840
XBI	SPDR S&P Biotech ETF	3,979,386	26,537	11,044	15,493	181,351	259,868
XLB	Materials Select Sector SPDR Fund	3,731,298	1,895	1,124	771	64,529	96,348
XLY	Consumer Discretionary Select Sector SPDR Fund	3,529,622	3,545	2,113	1,432	73,477	95,849
XME	SPDR S&P Metals & Mining ETF	3,090,210	7,583	5,023	2,560	104,705	140,622
FEZ	SPDR EURO STOXX 50 ETF	2,248,082	5,307	3,967	1,340	289,693	183,388
DIA	SPDR Dow Jones Industrial Average ETF Trust	2,059,112	27,933	14,016	13,917	243,090	222,047
KBE	SPDR S&P Bank ETF	1,830,212	1,713	647	1,066	47,416	52,235
XLRE	Real Estate Select Sector SPDR Fund	1,754,793	57	27	30	1,569	1,932
XHB	SPDR S&P Homebuilders ETF	1,465,794	373	175	198	36,288	38,093
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	1,258,181	3	2	1	35	1,082
MDY	SPDR S&P MidCap 400 ETF Trust	1,093,663	1,075	445	630	34,702	39,106
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	1,052,526	12	6	6	119	135
XES	SPDR S&P Oil & Gas Equipment & Services ETF	497,095	120	57	63	2,050	1,900
BIL	SPDR Bloomberg Barclays 1-3 Month T-Bill ETF	470,920	—	—	—	3	1
RWX	SPDR Dow Jones International Real Estate ETF	450,622	4	3	1	143	103

Source: Bloomberg as of Bloomberg as of 7/31/2017.

STATE STREET
GLOBAL ADVISORS.
SPDR®

SPDR® ETF Options Report

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	420,714	208	102	106	1,186	2,130
SDY	SPDR S&P Dividend ETF	360,250	79	62	17	2,081	563
CWI	SPDR MSCI ACWI ex-US ETF	253,856	2	—	2	80	185
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	194,134	—	—	—	—	92
RWO	SPDR Dow Jones Global Real Estate ETF	168,531	1	1	—	3	1
GWL	SPDR S&P World ex-US ETF	129,740	—	—	—	10	—
RWR	SPDR Dow Jones REIT ETF	123,402	8	6	2	100	50
DWX	SPDR S&P International Dividend ETF	109,459	3	2	1	44	19
GNR	SPDR S&P Global Natural Resources ETF	108,522	8	3	5	89	253
KIE	SPDR S&P Insurance ETF	99,415	15	10	5	217	434
XAR	SPDR S&P Aerospace & Defense ETF	92,778	20	16	4	430	219
XSD	SPDR S&P Semiconductor ETF	82,304	6	4	2	119	69
EWX	SPDR S&P Emerging Markets SmallCap ETF	74,128	2	1	1	25	30
GXC	SPDR S&P China ETF	65,941	7	4	3	83	94
XPH	SPDR S&P Pharmaceuticals ETF	63,485	8	7	1	141	32
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	57,737	3	2	1	64	85
EDIV	SPDR S&P Emerging Markets Dividend ETF	54,339	3	2	1	35	19
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	25,174	2	—	2	—	133
GMF	SPDR S&P Emerging Asia Pacific ETF	16,942	2	1	1	12	2
KCE	SPDR S&P Capital Markets ETF	12,287	1	1	—	70	18

Source: Bloomberg as of Bloomberg as of 7/31/2017.

State Street Global Advisors

2

SPDR® ETF Options Report GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the ssga.com | spdrs.com | spdrgoldshares.com Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. State Street Global Advisors One Lincoln Street, Boston, MA 02111-2900. T: +1 617 786 3000. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD Important Risk Information shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the This material has been created for informational purposes only and does not constitute investment advice and it shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD should not be relied on as such. It does not take into account any investor’s particular investment objectives, does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, gold represented by each Share will decline over time to that extent. or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed. Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sectors and companies. sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to any liability in relation thereto. risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non- For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds diversification risk, which generally results in greater price fluctuations than the overall market. Distributors, LLC, One Lincoln Street, Boston, MA, 02111; Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than T: +1 866 320 4053 spdrgoldshares.com diversified funds and the market as a whole. The trademarks and service marks referenced herein are the property of their respective owners. Third party Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an data providers make no warranties or representations of any kind relating to the accuracy, completeness or investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to timeliness of the data and have no liability for damages of any kind relating to the use of such data. regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a have the protections associated with ownership of shares in an investment company registered under the 1940 trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing Act or the protections afforded by the CEA. and trading of the SPDR Bloomberg Barclays ETFs. Commodities and commodity-index linked securities may be affected by changes in overall market movements, Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any Inc., a registered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones savings from low fees or costs. Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with Diversification does not ensure a profit or guarantee against loss. State State Street Global Advisors Funds Distributors, LLC. Investing in commodities entails significant risk and is not appropriate for all investors. State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of Important Information Relating to SPDR Gold Trust the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and certain of such funds. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you Management, LLC should read the prospectus in that registration statement and other documents GLD has filed with the SEC for Before investing, consider the funds’ investment objectives, risks, charges and expenses. To more complete information about GLD and this offering. Please see the GLD prospectus for a detailed obtain a prospectus or summary prospectus which contains this and other information, call discussion of the risks of investing in GLD shares. When distributed electronically, the GLD prospectus is 866.787.2257 or visit spdrs.com. Read it carefully. available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. Not FDIC Insured • No Bank Guarantee • May Lose Value State Street Global Advisors © 2017 State Street Corporation. All Rights Reserved. IBG-24673 Exp. Date: 8/31/2018 SPD001407

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.